The information in this pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated July 27, 2011.

Preliminary Pricing Supplement No. F17
To the Underlying Supplement dated June 24, 2010,
Product Supplement No. F-I dated March 10, 2011,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 July 27, 2011

$ Contingent Coupon Autocallable Notes due August 26, 2014 Linked to the Performance of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI Emerging Markets Index Fund
General
•
The securities are designed for investors who are mildly bearish, neutral or mildly bullish on the Underlyings. Investors should be willing to risk having the securities redeemed prior to maturity and be willing to lose some or all of their investment if a Knock-In Event occurs with respect to any Underlying. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•
For each Interest Period, interest will be paid semi-annually in arrears at a rate per annum that will depend on whether a Coupon Barrier Event occurs for such Interest Period. If a Coupon Barrier Event does not occur in an Interest Period, the interest rate applicable to such Interest Period is expected to be between 8.50% and 9.50% (to be determined on the Trade Date), subject to Automatic Early Redemption. If a Coupon Barrier Event occurs in an Interest Period, the interest rate applicable to such Interest Period is expected to be 1.0% (to be determined on the Trade Date), subject to Automatic Early Redemption. Interest will be calculated on a 30/360 basis.

•
If on any Valuation Date the closing level of each of the Underlyings is greater than or equal to its respective Trigger Level, the securities will be automatically redeemed for a cash payment equal to 100% of the principal amount together with accrued but unpaid interest. No interest will accrue or be payable following such an Automatic Early Redemption.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing August 26, 2014.†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•
The securities are expected to price on or about August 19, 2011 (the “Trade Date”) and are expected to settle on or about August 26, 2011. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlyings:	Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level, Knock-In Level and Coupon Barrier Level:
Underlying	Ticker	Initial Level*	Knock-In Level	Coupon Barrier Level
S&P 500® Index (“SPX”)	SPX
Russell 2000® Index (“RTY”)	RTY
iShares® MSCI Emerging Markets Index Fund (“EEM”)	EEM UP
Automatic Early Redemption:
If on any Valuation Date the closing level of each Underlying is greater than or equal to its respective Trigger Level, the securities will be automatically redeemed for a cash payment per security equal to 100% of principal amount, together with interest payable with respect to the Interest Period that includes such Valuation Date, on the corresponding Interest Payment Date.

Applicable Rate:	•
If a Coupon Barrier Event does not occur for a semi-annual Interest Period, the Applicable Rate for such Interest Period is expected to be between 8.50% and 9.50% per annum (to be determined on the Trade Date), calculated on a 30/360 basis.

•
If a Coupon Barrier Event occurs for a semi-annual Interest Period, the Applicable Rate for such Interest Period is expected to be 1.0% per annum (to be determined on the Trade Date), calculated on a 30/360 basis.

Coupon Barrier Event:	For any Interest Period, a Coupon Barrier Event occurs if the closing level of any Underlying is less than its respective Coupon Barrier Level on the Valuation Date included in such Interest Period.
Coupon Barrier Level:	For each Underlying, approximately 75.0% of the Initial Level of such Underlying.
Valuation Dates:†	For each Underlying, February 17, 2012, August 20, 2012, February 19, 2013, August 19, 2013, February 19, 2014 and August 19, 2014 (the “Final Valuation Date”).
Interest Payment Dates:†
Subject to Automatic Early Redemption, for each Underlying, February 27, 2012, August 27, 2012, February 26, 2013, August 26, 2013, February 26, 2014 and the Maturity Date, subject to the modified following business day convention. No interest will accrue or be payable following an Automatic Early Redemption.

Redemption Amount:
Subject to Automatic Early Redemption, at maturity, the Redemption Amount you will be entitled to receive will depend on the individual performance of each Underlying and whether a Knock-In Event occurs, determined as follows:

•	If a Knock-In Event does not occur, the Redemption Amount will equal the principal amount of the securities you hold.
•
If a Knock-In Event has occurred, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. In this case, the Redemption Amount will be less than $750 per $1,000 principal amount of securities.

Any payment you are entitled to receive on the securities is subject to our ability to pay our obligations as they become due.

(cover continued on next page)

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$

(1) We or one of our affiliates may pay discounts and commissions of up to $21.50 per $1,000 principal amount of securities. In addition, an affiliate of ours may pay referral fees of up to $5.50 per $1,000 principal amount of securities. For additional information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse
August   , 2011

(continued from previous page)

Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
Final Level—Initial Level Initial Level
Initial Level:*	For each Underlying, the closing level of such Underlying on the Trade Date.
Final Level:	For each Underlying, the closing level of such Underlying on the Final Valuation Date.
Interest Periods:
The initial Interest Period will be from but excluding the Trade Date to and including the first originally scheduled Valuation Date. Each subsequent semi-annual Interest Period will be from but excluding an originally scheduled Valuation Date to and including the next following originally scheduled Valuation Date.

Knock-In Event:	A Knock-In Event occurs if the Final Level of any Underlying is less than its respective Knock-In Level.
Knock-In Level:	For each Underlying, approximately 75.0% of the Initial Level of such Underlying.
Trigger Level:	For each Underlying, approximately 100.0% of the Initial Level of such Underlying.
Maturity Date: †	August 26, 2014
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546TCV1

* In the event that the closing level for any Underlying is not available on the Trade Date, the Initial Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.

† Each scheduled Valuation Date is subject to postponement in respect of each Underlying if such date is not an underlying business day for such Underlying or as a result of a market disruption event in respect of such Underlying as described in the accompanying product supplement under “Description of the Securities—Market Disruption Events.” Each Interest Payment Date and the Maturity Date is subject to postponement if such date is not a business day or if the preceding Valuation Date is postponed because it is not an underlying business day for each Underlying or as a result of a market disruption event.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated June 24, 2010, the product supplement dated March 10, 2011, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated June 24, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000104746910006110/a2199225z424b2.htm

•	Product supplement No. F-I dated March 10, 2011:

http://www.sec.gov/Archives/edgar/data/1053092/000095010311000953/dp21580_424b2-f1.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The table and scenarios below illustrate hypothetical Redemption Amounts at maturity for a $1,000 principal amount of securities for a range of performance of the Lowest Performing Underlying. The table and the scenarios below assume (i) that no Automatic Early Redemption occurs, (ii) an Applicable Rate of 9.0% per annum (the midpoint of the expected range set forth on the cover of this pricing supplement) for any Interest Period in which a Coupon Barrier Event does not occur and an Applicable Rate of 1.0% per annum for any Interest Period in which a Coupon Barrier Event occurs, (iii) the term of the securities is exactly three years, (iv) the Knock-In Level for each Underlying is 75.0% of the Initial Level of such Underlying and (v) an Initial Level of 1350 for SPX, 850 for RTY and $47 for EEM. The following results are based solely on the hypothetical scenarios cited. You should consider carefully whether the securities are suitable to your investment goals. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual interest payment. The Redemption Amounts set forth below are provided for illustration purposes only. The actual Redemption Amounts applicable to a purchaser of the securities will depend on the Final Level of the Lowest Performing Underlying determined on the Final Valuation Date. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the Final Level of the Lowest Performing Underlying will decrease in comparison to its Initial Level. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Table: Hypothetical Redemption Amounts on the securities at maturity.

Principal Amount of Securities	Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount
$1,000	100%	0%	$1,000
$1,000	90%	0%	$1,000
$1,000	80%	0%	$1,000
$1,000	70%	0%	$1,000
$1,000	60%	0%	$1,000
$1,000	50%	0%	$1,000
$1,000	40%	0%	$1,000
$1,000	30%	0%	$1,000
$1,000	20%	0%	$1,000
$1,000	10%	0%	$1,000
$1,000	0%	0%	$1,000
$1,000	−10%	−10%	$1,000
$1,000	−20%	−20%	$1,000
$1,000	-25%	-25%	$1,000
$1,000	−30%	−30%	$700
$1,000	−40%	−40%	$600
$1,000	−50%	−50%	$500
$1,000	−60%	−60%	$400
$1,000	−70%	−70%	$300
$1,000	−80%	−80%	$200
$1,000	−90%	−90%	$100
$1,000	−100%	−100%	$0

Scenario 1: A Knock-In Event occurs because the Final Level of one of the Underlyings is less than its Knock-In Level.

Underlying	Initial Level	Final Level
SPX	1350	1215 (90% of Initial Level)
RTY	850	807.50 (95% of Initial Level)
EEM	$47	$23.50 (50% of Initial Level)

Since the closing level of EEM on the Final Valuation Date is less than its Knock-In Level, a Knock-In Event occurs. EEM is also the Lowest Performing Underlying.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of EEM – Initial Level of EEM
Initial Level of EEM

= ($23.50 – $47) / $47 = −0.50

The Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)
= $1,000 × (1 – 0.50) = $500

Scenario 2: A Knock-In Event occurs for two of the Underlyings, and the Redemption Amount is determined by the Lowest Performing Underlying.

Underlying	Initial Level	Final Level
SPX	1350	1080 (80% of Initial Level)
RTY	850	595 (70% of Initial Level)
EEM	$47	$28.20 (60% of Initial Level)

Since the closing level of RTY is less than its Knock-In Level, and the closing level of EEM is less than its Knock-In Level, a Knock-In Event occurs. EEM is the Lowest Performing Underlying because it is the Underlying with the lowest Underlying Return.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of EEM – Initial Level of EEM
Initial Level of EEM

= ($28.20 – $47) / $47 = −0.40

The Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)
= $1,000 × (1 - 0.40) = $600

Scenario 3: A Knock-In Event does not occur.

Underlying	Initial Level	Final Level
SPX	1350	1080 (80% of Initial Level)
RTY	850	765 (90% of Initial Level)
EEM	$47	$44.65 (95% of Initial Level)

Since the closing level of each Underlying on the Valuation Date is not less than its Knock-In Level, a Knock-In Event does not occur.

Therefore, the Redemption Amount equals $1,000.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY— You may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued or unpaid interest. If the Final Level of any Underlying is less than its Knock-In Level, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount you will be entitled to receive will be less than the principal amount of the securities and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the Final Level of the Lowest Performing Underlying will decrease in comparison to its Initial Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•
THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS ACCRUED AND UNPAID INTEREST AT THE APPLICABLE RATE, AT MATURITY OR UPON AUTOMATIC EARLY REDEMPTION— The securities will not pay more than the principal amount, plus accrued and unpaid interest, at maturity or upon Automatic Early Redemption. If the Final Level of each Underlying is greater than its respective Initial Level, you will not receive the appreciation of any Underlying. Assuming the securities are held to maturity and the term of the securities is exactly three years, the maximum amount payable with respect to the securities is expected to be between $1,255.00 and $1,285.00 (to be determined on the Trade Date) for each $1,000 principal amount of securities.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE— Although the return on the securities will be based on the performance of the Underlyings, the payment of any amount due on the securities, including any applicable interest payments, early redemption payment or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•
IF A COUPON BARRIER EVENT OCCURS IN AN INTEREST PERIOD, THE INTEREST RATE FOR SUCH INTEREST PERIOD IS EXPECTED TO BE 1.0% PER ANNUM— If a Coupon Barrier Event occurs during any semi-annual Interest Period, the Applicable Rate for such Interest Period is expected to be 1.0% per annum (to be determined on the Trade Date). For example, if a Coupon Barrier Event occurs on every Valuation Date, the Applicable Rate per annum for each interest period is expected to be 1.0% and the maximum amount of interest you will be entitled to receive, assuming the term of the securities is exactly three years and that the securities are not subject to Automatic Early Redemption, is expected to be $30.00 per $1,000 principal amount of the securities.

•
IF A KNOCK-IN EVENT OCCURS, YOUR RETURN WILL BE BASED ON THE INDIVIDUAL PERFORMANCE OF THE LOWEST PERFORMING UNDERLYING— If a Knock-In Event occurs, your return will be based on the individual performance of the Lowest Performing Underlying. In such case, your return will be negative even if a Knock-In Event occurs with respect to only one Underlying and the Final Level of only one Underlying is at or below its Knock-In Level.

•
THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC EARLY REDEMPTION, WHICH WOULD LIMIT YOUR ABILITY TO ACCRUE INTEREST OVER THE FULL TERM OF THE SECURITIES— The securities are subject to Automatic Early Redemption if, on any Valuation Date, the closing level of each Underlying is greater than or equal to its respective Trigger Level. In this case, you will lose the opportunity to accrue and be paid interest from such Valuation Date to the scheduled Final Valuation Date. If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that yield as much interest as the securities.

•
SINCE THE SECURITIES ARE LINKED TO THE PERFORMANCE OF MORE THAN ONE UNDERLYING, YOU WILL BE FULLY EXPOSED TO THE RISK OF FLUCTUATIONS IN THE LEVEL OF EACH UNDERLYING— Since the securities are linked to the performance of more than one Underlying, the securities will be linked to the individual performance of each Underlying. Because the securities are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a basket, the return would depend on the weighted aggregate performance of the basket components as reflected by the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, to the extent of the weightings of such components in the basket. However, in the case of securities linked to the lowest performing of each of three Underlyings, the individual performance of each Underlying is not combined to calculate your return and the depreciation of any Underlying is not mitigated by the appreciation of any other Underlying. Instead, the amount of interest payable on each Interest Payment Date and, if the securities are not subject to Automatic Early Redemption, the Redemption Amount payable at maturity depend on the lowest performing of the three Underlyings to which the securities are linked.

•
THERE ARE RISKS ASSOCIATED WITH THE iSHARES® MSCI EMERGING MARKETS INDEX FUND— Although shares of the iShares® MSCI Emerging Markets Index Fund are listed for trading on the NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the iShares® MSCI Emerging Markets Index Fund or that there will be liquidity in the trading market. The iShares® MSCI Emerging Markets Index Fund is subject to management risk, which is the risk that the iShares® MSCI Emerging Markets Index Fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the iShares® MSCI Emerging Markets Index Fund’s investment strategy or otherwise, the investment advisor for the iShares® MSCI Emerging Markets Index Fund may add, delete or substitute the components held by the iShares® MSCI Emerging Markets Index Fund. Any of these actions could affect the price of the shares of the iShares® MSCI Emerging Markets Index Fund and consequently the value of the securities.

•
THE PERFORMANCE OF THE iSHARES® MSCI EMERGING MARKETS INDEX FUND MAY NOT CORRELATE TO THE PERFORMANCE OF THE TRACKED INDEX— The iShares® MSCI Emerging Markets Index Fund will generally invest in all of the equity securities included in the MSCI Emerging Markets Index, the “Tracked Index” for the iShares® MSCI Emerging Markets Index Fund. There may, however, be instances where BFA, the iShares® MSCI Emerging Markets Index Fund’s investment advisor, may choose to overweight another stock in the Tracked Index, purchase securities not included in the Tracked Index that BFA believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of the iShares® MSCI Emerging Markets Index Fund will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Finally, because the shares of the iShares® MSCI Emerging Markets Index Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the iShares® MSCI Emerging Markets Index Fund may differ from the net asset value per share of the iShares® MSCI Emerging Markets Index Fund. For these reasons, the performance of the iShares® MSCI Emerging Markets Index Fund may not correlate with the performance of the Tracked Index. For additional information about the variation between the performance of the iShares® MSCI Emerging Markets Index Fund and the performance of the Tracked Index, see the information set forth under “The Reference Funds—The iShares® Funds—The iShares® Emerging Markets Index Fund” in the accompanying underlying supplement.

•
NON-U.S. SECURITIES MARKETS RISKS— The stocks comprising the iShares® MSCI Emerging Markets Index Fund are issued by foreign companies in foreign securities markets. These stocks may be more volatile than domestic stocks and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities.

•
CURRENCY EXCHANGE RISK— The securities, which are denominated in U.S. dollars, are subject to currency exchange risk through their exposure to the performance of the iShares® MSCI Emerging Markets Index Fund, which measures the performance of certain foreign stocks. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks comprising the iShares® MSCI Emerging Markets Index Fund, the level of the iShares® MSCI Emerging Markets Index Fund and the value of the securities.

•
ANTI-DILUTION PROTECTION IS LIMITED— The calculation agent will make anti-dilution adjustments for certain events affecting the iShares® MSCI Emerging Markets Index Fund. However, an adjustment will not be required in response to all events that could affect the iShares® MSCI Emerging Markets Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments—For reference funds” in the accompanying product supplement.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY— While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity or Automatic Early Redemption.

•
NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS— Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlyings. The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return based on the purchase of the equity securities that comprise the Underlyings.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS— As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings.

•
LACK OF LIQUIDITY— The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity or Automatic Early Redemption, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS— We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES— In addition to the levels of the Underlyings on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlyings;

o	the time to maturity of the securities;

o	the Automatic Early Redemption feature, which would limit the value of the securities;

o	interest and yield rates in the market generally;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Underlyings, or markets generally and which may affect the levels of the Underlyings;

o
the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the stocks comprising the iShares® MSCI Emerging Markets Index Fund and any other currency relevant to the value of the iShares® MSCI Emerging Markets Index Fund; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Dates) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing levels of such Underlyings from January 1, 2006 through July 25, 2011. The closing level of the S&P 500® Index on July 25, 2011 was 1337.43. The closing level of the Russell 2000® Index on July 25, 2011 was 831.40. The closing level of the iShares® MSCI Emerging Markets Index Fund on July 25, 2011 was $47.55. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. The levels of either of the Underlyings may decrease so that a Knock-In Event occurs and at maturity you will receive a Redemption Amount equal to less than the principal amount of the securities. Any payment on the securities is subject to our ability to pay our obligations as they become due. We cannot give you any assurance that the Final Level of each Underlying will remain above its Knock-In Level. If the closing level of any Underlying on the Valuation Date is less than its Knock-In Level, then you will lose money on your investment.

For additional information on the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI Emerging Markets Index Fund, see “The Reference Indices—The S&P® Indices—The S&P 500® Index”, “The Reference Indices—The Russell 2000® Index” and “The Reference Funds—The iShares® Funds—The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Underlyings that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute debt instruments that are "contingent payment debt instruments" that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments and they had term of more than one year, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. If the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments or contingent payment debt instruments.

It is also possible that the IRS would seek to characterize your securities as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked to market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon settlement of a security, if a U.S. Holder receives the redemption amount in the form of reference shares (if applicable), it will be deemed to have applied the purchase price paid for the security toward the purchase of the reference shares and will not recognize any gain or loss upon receipt of the reference shares. A U.S. Holder will have an adjusted tax basis in the reference shares so received equal to its tax basis in the security (generally its cost) and a holding period that starts on the day after the maturity of the security.

Upon settlement of a security, if a U.S. Holder receives the redemption amount in the form of cash, it will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

If the security provides for the payment of a coupon or coupons, any coupon payment received by a U.S. Holder in respect of a security will be characterized as ordinary income includible in a U.S. Holder's income in accordance with such U.S. Holder's method of accounting.

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act’s withholding and reporting regime will apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”), and has no connection with the United States other than holding its securities, payment of the redemption amount by us in respect of the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by such a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS. Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security. Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend. If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report with the IRS with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations). Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-U.S. person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (iii) any interest in an entity which is a non-U.S. person. Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision. The requirement to file a report is effective for taxable years beginning after March 18, 2010. Penalties apply to any failure to file a required report. Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive underwriting discounts and commissions of up to $21.50 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

In addition, Credit Suisse International, an affiliate of Credit Suisse may pay referral fees of up to $5.50 per $1,000 principal amount of securities in connection with the distribution of the securities. An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

We expect that delivery of the securities will be made against payment for the securities on or about August 26, 2011, which will be the fifth business day following the Trade Date for the securities (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the Trade Date or the following business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse